CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 11, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of Bailard Cognitive Value Fund, Bailard Enhanced Growth Fund, and Bailard International Equity Fund, the predecessor funds of HighMark Cognitive Value Fund, HighMark Enhanced Growth Fund, and HighMark International Opportunities Fund (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Disclosure of Non-Public Portfolio Holdings" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

San Francisco, California
November 1, 2006